UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 16, 2006

MOBILITY ELECTRONICS, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-30907	86-0843914
(Commission File Number)	(IRS Employer Identification No.)

17800 N. Perimeter Dr., Suite 200, Scottsdale, Arizona	85255
(Address of Principal Executive Offices)	(Zip Code)
(480) 596-0061
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On February 15, 2006, without admitting any liability, and in order to avoid the risk, cost and burden of further litigation, Mobility Electronics, Inc. (the “Company”) entered into a compromise settlement agreement and release (the “Settlement Agreement”) regarding the previously disclosed litigation entitled Holmes Lundt, et al. vs. Mobility Electronics, Inc., et al. and Jason Carnahan, et al. vs. Mobility Electronics, Inc., et al., pending in the District Court of the Fourth Judicial District of the State of Idaho, in and for the County of Ada, Case No. CV OC 0302562D (the “Lundt Litigation”), and Jess Asla, et al. vs. Mobility Electronics, Inc., et al., pending in the United States District Court for the District of Idaho, Case No. CV-050342-S-BLW (the “Asla Litigation”). The litigation covered by the Settlement Agreement pertains to the Company’s acquisition of Portsmith, Inc. pursuant to the terms of an Agreement and Plan of Merger dated as of February 20, 2002, by and among Portsmith, Inc., certain holders of the outstanding capital stock of Portsmith, Inc., Mobility Electronics, Inc. and Mobility Europe Holdings, Inc. (the “Merger Agreement”). A more complete summary of the lawsuit is included in the Company’s periodic filings filed with the Securities and Exchange Commission.
     The parties to the Settlement Agreement include (i) the plaintiffs in the Lundt Litigation and Asla Litigation, namely Holmes Lundt, Leslie Lundt, Daniel P. Axtman, Jr., Amy Reino, Ethan Savage, Matthew Cole, Brenda Marcelin, Jason Carnahan, Mark Peterson, Richard Neff, Diane Kiehn, Cliff Weisgerber, Jess Asla, Ryan Adamson, Daren Nordhagen, Christine Smith, (collectively, the “Plaintiffs”); and (ii) the Company, Mobility, Idaho, Inc. f/k/a Mobility Europe Holdings, Inc. and Portsmith, Inc. (“Portsmith”), Charles R. Mollo, and Joan W. Brubacher (collectively, the “Mobility Parties”).
     Pursuant to the terms of the Settlement Agreement, the Company has agreed to pay the Plaintiffs the aggregate sum of $3 million in cash, release one plaintiff from the repayment of a $484,000 obligation, and issue 82,538 shares of the Company’s common stock, $0.01 par value per share to one plaintiff that were earned pursuant to the earn-out provisions of the Merger Agreement but not previously issued.
     In addition, pursuant to the terms of the Settlement Agreement, the Plaintiffs and the Mobility Parties have mutually agreed to release each other and their affiliates from any and all claims that they may have against the other, including without limitation, any and all claims relating to the Merger Agreement. The Plaintiffs and Mobility Parties also agreed to be responsible for their own respective attorneys’ fees and costs.
Item 3.02. Unregistered Sales of Equity Securities.
     The information disclosed in Item 1.01 of this Current Report on Form 8-K with respect to the issuance of 82,538 shares of the Company’s common stock, $0.01 par value per share to one of the plaintiff’s is incorporated into this Item 3.02. This issuance was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving a public offering.
Item 7.01. Regulation FD Disclosure.
     As a result of the Settlement Agreement described in Item 1.01 above, and in accordance with Statement of Financial Accounting Standard No. 5, “Accounting for Contingencies” (SFAS No. 5), the Company has recorded an additional $4.3 million charge against its fourth quarter 2005 earnings prepared in accordance with generally accepted accounting principles (GAAP). Although the Settlement Agreement is a subsequent event that did not exist until February 15, 2006, SFAS No. 5 requires that the expense related to the Settlement Agreement be charged to the period in which the underlying litigation was in existence and for which the Company has not yet reported in its financial statements filed with the Securities and Exchange Commission. On February 9, 2006, the Company announced a net loss of $1.1 million, or ($0.04) per diluted share, for the three months ended December 31, 2005, and net income of $9.3 million, or $0.29 per diluted share, for the year ended December 31, 2005. The additional charge of $4.3 million results in a net loss of $5.4 million, or ($0.18) per diluted share for the three months ended December 31, 2005, and net income of $5.0 million, or $0.16 per diluted share, for the year ended December 31, 2005. The charge will be reflected in the Company’s financial results for both the three months and the year ended December 31, 2005 filed with the Securities and Exchange Commission on Form 10-K.
     On February 16, 2006, the Company issued a press release regarding the Settlement Agreement described in Item 1.01 above. A copy of the press release is furnished with this Form 8-K as Exhibit 99.1.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mobility Electronics, Inc.
Dated: February 16, 2006	By:	/s/ Joan W. Brubacher
		Name:	Joan W. Brubacher
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description of Document

99.1	Press Release issued February 16, 2006